UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

(Exact name of registrant as specified in its charter)

Ohio	31-0854434
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Fifth Third Center 38 Fountain Square Plaza, Cincinnati, Ohio	45263
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b)7 of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Depositary Shares Representing a 1/40th Ownership Interest in a Share of 6.00% Non-Cumulative Perpetual Class B Preferred Stock, Series A	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. :  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

333-232335

Securities to be registered pursuant to Section 12(g) of the Act:

None.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are the depositary shares (the “Depositary Shares”), each representing a 1/40th interest in a share of the 6.00% Non-Cumulative Perpetual Class B Preferred Stock, Series A of Fifth Third Bancorp (“Fifth Third”). The description of the Depository Shares contained in the prospectus forming part of Fifth Third’s Registration Statement on Form S-4 (File No. 333-232335) under the sub-heading “6.00% Non-Cumulative Perpetual Class B Preferred Stock, Series A” under the heading “Description of Fifth Third Capital Stock—Shares of the Fifth Third Class B Preferred Stock”, originally filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended, on June 25, 2019, as amended is incorporated herein by reference.

Item 2.	Exhibits.

3.1	Amended Articles of Incorporation of Fifth Third (incorporated by reference to Exhibit 3.1 of Fifth Third’s Current Report on Form 8-K filed with the Commission on June 20, 2019)

3.2	Amendment to the Amended Articles of Incorporation of Fifth Third (incorporated by reference to Exhibit 3.1 of Fifth Third’s Current Report on Form 8-K filed with the Commission on August 26, 2019)

3.3	Code of Regulations of Fifth Third, as amended (incorporated by reference to Exhibit 3.2 of Fifth Third’s Current Report on Form 8-K filed with the Commission on August 26, 2019)

4.1	Second Amended and Restated Deposit Agreement, dated as of August 26, 2019, among Fifth Third, as issuer, and American Stock Transfer & Trust Company, LLC, as depositary, and the holders from time to time of the depositary receipts issued

4.2	Form of depositary receipt representing the Depositary Shares (included as Exhibit A to Exhibit 4.1)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: August 26, 2019	FIFTH THIRD BANCORP (Registrant)

	By:	/s/ Susan B. Zaunbrecher
	Name:	Susan B. Zaunbrecher
	Title:	Executive Vice President, Corporate Secretary and Chief Legal Officer